Exhibit 10.16

THE BRINDLEYPLACE ESTATE, BIRMINGHAM
PROPERTY MANAGEMENT AGREEMENT

THIS AGREEMENT is made the                                                                 day of                                           between                                              (hereinafter called "the Company") and GVA Grimley Limited of 3 Brindleyplace, Birmingham, B1 2JB (hereinafter called "the Managing Agent") and it is hereby agreed as follows:

1.	The Managing Agent will, in consideration of the fee specified in paragraph 2, undertake in accordance with the Schedule below the management of the Company's property known as:-

Brindleyplace Estate, Birmingham (the property)

Such management to be provided in a cost efficient and timely manner and in accordance with the requirements of the occupational leases of parts of the property.

2.	The Company will pay to the Managing Agent a fee as follows:-

(i)
An annual fee of                    inclusive of out of pocket expenses but exclusive of VAT payable quarterly in advance on the usual quarter days until the first quarter day following completion of the first letting of the office space within the property.

(ii)	Additionally, such reasonable sum in connection with the granting of consents under paragraph (8) of Part 1 of the Schedule as is properly recoverable from any tenant.

3.	Subject to Clause 3.1 this Agreement shall continue for a period of six months from the date of this Agreement and thereafter until determined by 3 months notice by either party on the other.

3.1	If the Managing Agent is in breach of any of its obligations under this Agreement and fails within a reasonable period following notification of such breach or breaches by the Company, to remedy such breach or breaches the Company may terminate this Agreement by serving a further notice on  the Managing Agent and this Agreement shall, (subject to Clause 8) terminate on the date of such further notice.

3.2
At the instigation of the Managing Agent the parties will consider a revision of the annual fee at intervals of no less than 12 months. The parties will use their reasonable endeavours to agree a revised fee.

4.	During the currency of this agreement the following conditions apply and the Managing Agent shall:

(a)	Act in all respects as the Company's authorised agent for all the purposes of the Agreement, which agency shall be irrevocable so long as the Agreement subsists.
(b)	Be entitled to rely upon the accuracy of and act in accordance with, information supplied to the Managing Agent by the Company, it's legal or other advisors.

c)
Be entitled, after prior consultation with the Company and subject to the Company's approval (not to be unreasonably withheld or delayed), to appoint sub-agents to carry out any part of the Managing Agents obligations under this Agreement.

(d)	Be under no obligation to make payments for, or on behalf of the Company except out of monies provided by the Company or its Tenants and held by the Managing Agent in a dedicated client account.

5.
In the performance of this Agreement the Managing Agent shall, at all times, comply with the provisions of the Constitution and Bye-Laws of the Royal Institution of Chartered Surveyors and will maintain appropriate Professional Indemnity Insurance at all times.

6.	This Agreement will be governed by the laws of England & Wales.

7.	The Managing Agent shall indemnify and keep indemnified the Company against all claims and actions brought against it as a result of any breach of the terms of this Agreement by the Managing Agent.

8.	This clause 8 shall survive the termination of the Agreement.

8.1
At the termination of this Agreement as provided in Clause 3.1 the Managing Agent shall prepare an estimated statement of account of all monies collected and expended by it and upon the date of termination shall pay to the Company any excess of income over expenditure (including any interest due to the Company) and as soon as reasonably practicable thereafter shall provide to the Company a final account of monies expended and collected together with any additional monies due to the Company together with any interest due to the Company.

8.2
If this Agreement is terminated in accordance with Clause 3.1 then as far as reasonably practicable the Managing Agent shall prepare an estimated account as referred to at Clause 8.1 and pay over any monies due to the Company.  The Managing Agent shall provide to the Company a final account of monies expended and collected since the date of the last report referred to in paragraph (6) of Part 2 to the Schedule and shall pay to the Company any monies due to it (including interest) within 14 days of the termination of this Agreement.

9.	In this Agreement the following terms shall have the meaning ascribed to them:

Regulations means the Transfer of Undertakings (Protection of Employment) Regulations 2006;

Relevant Employee means a person employed by the Managing Agent or a contractor of the Managing Agent wholly or mainly in the provision of the Services;

Relevant Period means the period between:

the earlier of (i) the date on which either party serves written notification on the other that it intends to terminate this Agreement and (ii) the date on which this Agreement terminates for whatever reason; and

the date on which the Services are first provided by an entity other than the Managing Agent following the Termination Date;

Services means the management services to be undertaken by the Managing Agent pursuant to the terms of this Agreement;

Successor Service Provider means the entity (not excluding the Company) which shall immediately after the Terminate Date provide the Services;

Termination Date means the date on which this Agreement terminates howsoever arising.

10	The Managing Agent’s duties during the Relevant Period

10.1	During the Relevant Period the Managing Agent shall:

10.1.1
(on receipt of a written request from the Company) provide in writing within 7 days full details of the Relevant Employees including details of their terms and conditions of employment, age, length of continuous service, sex, current remuneration and benefits and any other information relevant to their employment;

10.1.2
not (without the written consent of the Company, such consent not to be unreasonably withheld) dismiss, transfer to other duties or vary the contract of employment of any Relevant Employee, or recruit or transfer any person so as to make them a Relevant Employee;

10.1.3
co-operate fully with the Company and the Successor Service Provider and provide all necessary information relating to the Relevant Employees to allow the Company and/or the Successor Service Provider to carry out its or their obligations to the Relevant Employees where employment is or may be transferred under the Regulations.

11	Termination of this Agreement

11.1	On expiry or earlier termination of this Agreement, the parties acknowledge that, from the Termination Date, the Relevant Employees shall be employed by the Successor Service Provider.

11.2
The Managing Agent shall on demand indemnify and keep indemnified the Company (for itself and as trustee on behalf of the Successor Service Provider) from and against all actions, proceedings, costs, claims, losses, liabilities and demands brought against or incurred by the Company and/or the Successor Service Provider (including without limitation all legal expenses and professional fees and disbursements on an indemnity basis) arising out of or in connection with:

11.2.1
the transfer to the Company and/or the Successor Service Provider of any liability in connection with the termination of employment of any person by the Managing Agent (or a contractor of the Managing Agent) up to and including the Termination Date; or

11.2.2	any act or omission by the Managing Agent (or a contractor of the Managing Agent) in relation to the Relevant Employees on or prior to the Termination Date; or
11.2.3
any claim by or on behalf of the Relevant Employees or any of them that the Managing Agent (or a contractor of the Managing Agent) has failed to comply with its obligations under Regulations 13 and 14 of the Regulations.

11..3           Salaries and other emoluments (including tax and national insurance payments and contributions to retirement benefit schemes) relating to the Relevant Employees which are referable to the period up to and including the Termination Date shall be borne by the Managing Agent and all necessary apportionments shall be made.

12.
The Managing Agent undertakes to maintain professional indemnity insurance cover with a reputable insurance company of a level of £5 million per claim.  The Managing Agent will at its own cost maintain such insurance cover for the period of 6 months after the end of this Agreement and thereafter maintain such insurance cover at the request and cost of the Company.  The Managing Agent shall supply a copy of the certificate of insurance or other evidence that the policy has been taken out reasonably acceptable to the Company.

SCHEDULE
Part 1
Duties to be Undertaken by
the Managing Agent

(1)
To issue to each tenant or authorised occupier formal periodic demands for payment of all rents and service charges due and collect all such amounts as promptly as possible.  To issue formal reminders in arrears cases as necessary and advise and consult with the Company in all cases where such amounts due are outstanding after 30 days.

(2)	To assist as necessary with the recovery of rent and other arrears and when instructed arrange for recovery through a Certificated Bailiff or other means.

(3)
To procure the provision, on an economic and timely basis, of all repairs, maintenance and such other works as may from time to time be required of the Company by way of statutory obligation or under the terms of leases and other agreements (other than major works excluded under Part 3 of this Schedule).  To appoint and supervise contractors as necessary, ensuring that they possess a valid sub-contractor's certificate under the Construction Industry Tax Deduction Scheme and arrange payment in accordance with Part 2 of this Schedule.

(4)	To procure the provision of other services and works as agreed by the Company and Managing Agent to be desirable or necessary for the efficient running and maintenance of the property.

(5)
To employ site based personnel, subject to prior agreement with the Company as to the terms and conditions of such employment, and the duties to be undertaken.  The Company shall reimburse the Managing Agent in respect of the gross salary and other contractual benefits payable by the Managing Agent to any such personnel and any redundancy payments and associated legal costs payable by the Managing Agent to such personnel if their employment is terminated by reason of redundancy, in each case subject to prior approval with the Company.

The Managing Agent will control all necessary employment records, tax and relevant matters via their Central Administration Department for which a reviewable administration charge (currently 10% of gross salary) will be made to the Company.

(6)	To administer all service charges and similar
arrangements in accordance with lease provisions and account to tenants (after first obtaining an audit certificate if required) for all receipts and expenditure.

(7)
So far as reasonably practicable to ensure compliance by tenants with lease obligations and with conditions of all consents and licences granted from time to time.  To bring to the notice of tenants all breaches of covenant considered by the Managing Agent and/or the Company to require remedy in the interests of good estate management and specify remedial action required.  To report serious breaches to the Company with recommendations for action.

(8)
To deal with tenants' requests for all consents required under leases and in each case where the Managing Agent considers consent should be granted, report to the Company with recommendations.  Where the grant of consent is to take the form of a licence agreed between solicitors, to submit to the Company a letter of recommendation; in other cases, to issue consent, with necessary conditions, to tenant by letter and obtain and forward to the Company a duplicate copy thereof, signed by the tenant.  Report all applications for consents at quarter end in quarterly report referred to at (12) below.

(9)
To notify insurers of changes of occupation and or use and of material alterations to any part of the property.  Upon receipt of insurers' recommendations as to risk improvements ensure that these are notified to tenants and, so far as practicable, are acted upon.  Ensure that the insurers' requirements in respect of untenanted properties (as defined by the insurance policy) are observed.  To advise the Company of any loss or damage giving rise to an insurance claim.

(10)
In cases involving the insolvency, receivership or liquidation of any tenant, to take all appropriate steps in liaison with the Company/the Company's Solicitor, as are reasonable to protect the Company's interest in relation to the property concerned.

(11)	To ensure that any part of the property which becomes vacant upon lease termination is secured and made safe and recommend action to achieve re-letting as quickly and economically as possible.

(12)
To make applications on the Company's behalf for all consents, permissions, approvals and certificates required from time to time from any superior landlord, Local or Fire Authority or other third party (except where responsibility for making such application rests with the tenant under any lease).

(13)	To produce and submit to the Company a quarterly report in a form to be agreed with the Company. The report to be received by the Company within 20 working days of each quarter day.

(14)
Generally to protect the interests of the Company as owner and as landlord of the property in accordance with principles of good estate management and make recommendations to improve its value and performance.

(15)	To issue to the Company, at appropriate times, reminders to serve any notices required under leases in connection with rent review, lease termination or other events.

Part 2
Authority to Incur Expenditure/Procedure
for Accounting, for Monies Received and Expended

(1)
The Managing Agent may place orders and contracts with third parties for and on behalf of the Company, for supplies and services required to be provided by the Company subject to the following limitations:-

(i)
The Company must first give approval to the Managing Agent before any expenditure which will not be recoverable from tenants, except where the irrecoverable amount is due solely to any lettable area being void.

(ii)
The Managing Agent may incur recoverable expenditure on behalf of the Company where it is budgeted expenditure and where the budget has been expressly approved by the Company and such expenditure will be recoverable from the tenants except where any irrecoverable amount is solely due to any lettable area being void.

(iii)	The Managing Agent may only exceed the service charge budget which has first been approved by the Company by incurring expenditure to a maximum of 10% or £5,000 whichever is the lower figure.

(iv)
The Managing Agent must first obtain the express approval of the Company before committing the Company to expending more than £5,000 in respect of any single contract other than that approved within the current service charge budget.

(2)
Amounts collected from tenants or occupiers under any service charge arrangements are to be for the sole purpose of providing the relevant services including, where appropriate, the Managing Agent's services.

(3)
Where it is necessary for the Company to advance monies to enable the Managing Agent to procure any services or the execution of any works of maintenance or repair or any other operation which the Managing Agent is obliged to administer under the terms of this Agreement, the Company will advance to the Managing Agent such amount (a float) and for such period as shall be agreed to be reasonable and with each quarterly report the Managing Agent will certify that the amount so held is due to the Company and any interest earned on such amount shall belong to the Company.

(4)
In the case of expenditure incurred by the Managing Agent on behalf of the Company, being either expenditure which would normally be recoverable but where default by any tenant prevents full recovery, (or expenditure which is recoverable in part only where such irrecoverable expenditure has been authorised as required by this Agreement), the Managing Agent shall provide evidence of such expenditure and request that the Company shall provide an amount to reimburse any shortfall.

(5)
Where, after agreement with the Company, the Managing Agent arranges for work or services to be undertaken, the whole cost of which will not be recoverable from tenants under the service charge provisions, invoices are to be passed by the Managing Agent to the Company for settlement direct.

(6)	A statement detailing all income received and expenditure made by the Managing Agent on behalf of the Company will be prepared and submitted each quarter, within 20 working days of each quarter days.

Part 3
Duties Excluded from this Agreement

(1)	The valuation of the property for any purpose, including insurance.

(2)	The letting of any vacant units.

(3)	Negotiating the sale or acquisition of any interest in the property, or the surrender of any lease.

(4)	Preparation of formal Schedules of Dilapidations and negotiation of dilapidations claim.

(5)	Preparation of plans, specifications and supervision of new building, substantial repair or refurbishment work.

(6)	Advice on rating assessments.

(7)	Advice on planning matters.

(8)	Attendance at court or tribunal, to hold a watching brief, to give expert evidence or otherwise.

(9)	Preparation of structural surveys or otherwise reporting on the condition of any hidden or inaccessible part of the property.

(10)	The negotiation of any rent reviews or lease renewals.

(11)	Dealing with Pre-Contract Enquiries.

(12)	Any other matter not covered in Part 1 above.

Part 4
The Brindleyplace Charter

Brindleyplace is Britain’s largest city centre mixed use development and is a new focus for Birmingham. We want it to be an exceptional area distinctive from the experience offered by other places.  To do this, the following objectives have been set out.

•	Brindleyplace will be the safest, cleanest and best maintained part of the city.

•	No litter will remain on the ground for more than 10 minutes.

•	A security guard will be present within 2 minutes of any incident reported.

•	Action will be taken to implement any defect, repair or maintenance work within 24 hours of it being identified.

•	Brindleyplace will be the first private estate to achieve the Secured by Design award – having been designed with security in mind from the start.

How do we achieve these objectives?

•	There will be an in-house team of security officers at Brindleyplace (30 at present).

•	There are close circuit TV cameras giving extensive coverage of the site, monitored from the central security control room, 24 hours a day.

•	There are security patrols 365 days a year and 24 hours a day.

•	The car park will be patrolled in the order of 100 times a day, every day of the year.

•	The daily cleaning and maintenance programme commences 6.30 a.m. every day.

•	An Estates Manager co-ordinates the daily cleaning and maintenance regime.

These high and exacting standards will be difficult to achieve.  In order to achieve the best we must set ourselves the highest standards.

Everyone involved in the scheme will be encouraged to pursue standards of excellence to provide an environment distinctive by virtue of its exceptional quality, maintenance and management.

Signed by (The Company)

  (Name)

  (Position)

Duly Authorised For and on Behalf of:-

Signed by (the Managing Agent)

  (Name)

  (Position)

Duly Authorised For and On Behalf of:-
GVA Grimley Limited (Agents)

List of Omitted Agreements

The Brindleyplace Estate, Birmingham Property Management Agreements, each dated as of July 7, 2010, by and between GVA Grimley Limited and each of the entities listed below, all of which are subsidiaries of Hines Global REIT, Inc., have been intentionally omitted as their terms are substantially similar to the Form of Brindleyplace Estate, Birmingham Property Management Agreement entered into between subsidiaries of Hines Global REIT, Inc. and GVA Grimley Limited, each dated as of July 7, 2010.

•	Hines – Moorfield Brindley 3 S.Á.R.L.
•	Hines – Moorfield Brindley 4 S.Á.R.L.
•	Hines – Moorfield Brindley 5 S.Á.R.L.
•	Hines – Moorfield Brindley 6 S.Á.R.L.
•	Hines – Moorfield Brindley 9 S.Á.R.L.
•	Hines – Moorfield Brindley 100 S.Á.R.L.